Exhibit 99.1

CB&I Announces Two-for-One Stock Split; Increases Dividend

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Feb. 28, 2005--CB&I (NYSE:CBI) today announced a two-for-one split of the Company's stock and a 50 percent increase in its quarterly dividend.
    The stock split will be effected as a stock dividend of one additional share of the Company's common shares, with a nominal value of EUR 0.01, for each issued share. The additional shares will be distributed March 31, 2005, to holders of record March 21, 2005. Following the split, the number of issued common shares will increase to approximately 97 million.
    In addition, effective after the two-for-one stock split, the Company will increase the interim dividend on its shares by 50 percent from $0.02 to $0.03 per share per quarter. The next interim dividend will be payable March 31, 2005, to shareholders of record March 21, 2005.
    Commenting on the actions, CB&I's Chairman, President and CEO Gerald Glenn said, "The Company is pleased that our continued improvement in financial strength has allowed us to increase the return to CB&I's shareholders."
    CB&I is one of the world's leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.

    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 832-513-1111
             or
             Analysts: Marty Spake, 832-513-1245